Exhibit 99.E

OFFICERS

OF

BEECH HILL SECURITIES, INC.

Paul S. Cantor

Chairman of the Board of Directors and President

Vincent Iannuzzi

Chief Executive Officer, Treasurer and Director

Joseph Weiss, Secretary